Raymond Chabot Grant Thornton LLP Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Form 40-F of Neptune Technologies & Bioressources ("The Company") of our auditors' report dated July 21, 2006, on the consolidated balance sheets of the Company as at May 31, 2006 and 2005, and the consolidated statements of earnings, deficit, contributed surplus and cash flows for the years then ended.

RAYMOND CHABOT GRANT THORNTON LLP
Chartered accountants

April 24, 2007

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